EXHIBIT 11

                             MODERN CONTROLS, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE

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

                                                 Three Months Ended         Six Months Ended
                                                      June 30,                 June  30,
                                                  1995        1994          1995        1994
PRIMARY

Average shares outstanding                     4,526,231    4,747,932    4,526,231    4,784,035
Net effect of dilutive stock
 options--based on the
 treasury stock method                            14,067        1,195        9,061        5,061
Total                                          4,540,298    4,749,127    4,535,292    4,789,096

Net income                                    $  630,772   $  449,201   $1,143,477   $  861,176
Primary per share amounts                     $     0.14   $     0.09   $     0.25   $     0.18

FULLY DILUTED

Average shares outstanding                     4,526,231    4,747,932    4,526,231    4,784,035
Net effect of dilutive stock
 options--based on the
  treasury stock method                           29,993        3,506       17,516        2,585
Total                                          4,556,224    4,751,438    4,543,747    4,786,620
Net Income                                    $  630,772   $  449,201   $1,143,477   $  861,176
Fully diluted per share amounts               $     0.14   $     0.09   $     0.25   $     0.18

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